EXHIBIT 10.0

AVX Corporation
2009 Management Incentive Plan

1.           Purpose.  The Company wishes to provide for the award of annual incentive compensation to selected employees of the Company and its Subsidiaries if specified Performance Goals are achieved.  The general purpose of the Plan is to promote the interests of the Company’s shareholders by providing to selected employees incentives to continue and increase their efforts with respect to, and remain in the employ of, the Company and its Subsidiaries. The Plan is designed to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as may be amended from time to time, and the regulations promulgated thereunder (“Code Section 162(m)”); provided, however, that the Compensation Committee may, in its discretion, grant awards under the Plan that are not exempt from Section 162(m).

2.           Administration.  The Plan will be administered by the Committee, which shall be comprised of three or more persons, each of whom shall qualify as an “outside director” within the meaning of Code Section 162(m).

Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to administer the Plan and to exercise all powers and authority either specifically granted to it under the Plan or necessary and advisable in the administration of the Plan, including without limitation the authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to grant Awards, to determine the terms, provisions and conditions of all Awards granted under the Plan (which need not be identical), the individuals to whom and the time or times when Awards shall be granted, and to make all other necessary or advisable determinations with respect to the Plan.  The determination of the Committee on such matters shall be conclusive.

3.           Participants.  The Committee shall from time to time select the key employees of the Company and its Subsidiaries to whom Awards are to be granted, and who will, upon such grant, become participants in the Plan.

4. Performance Awards.

(a)  The Performance Goal(s) and Performance Period applicable to an Award shall be set forth in writing by the Committee no later than 90 days after the commencement of the Performance Period (and in no event will a performance goal be established after 25 percent of the period of service has elapsed). The Committee shall have the discretion to later revise the Performance Goal(s); provided, however, that, with respect to Awards that are intended to satisfy Code Section 162(m), the Performance Goal(s) may be revised solely for the purpose of reducing or eliminating the amount of compensation otherwise payable upon attainment of the Performance Goal(s). To the extent that the Performance Goal(s) are based on the Company’s annual results of operations, the Profit Before Taxes target shall be based on the Company’s annual budget.

(b) In making an Award, the Committee may take into account an employee’s responsibility level, performance, cash compensation level, incentive compensation awards and such other considerations as it deems appropriate.    The amount paid out upon satisfying the Performance Goals shall not exceed 200% of the employee’s base salary determined on the date of grant of the Award, and in no event shall an employee receive payments under the Plan in connection with any one fiscal year which exceed $5.0 million.

5.           Employment.  Except as provided in the next sentence, an Award shall terminate, and the participant will forfeit all rights to such Award, if the participant does not remain continuously employed and in good standing with the Company until payment of such Award.  In the event of the termination of a participant’s employment prior to the end of a Performance Period by reason of the participant’s death, Disability or Retirement, the participant will receive an Award equal to the pro rata portion (based on the number of days worked during the Performance Period) of the Award, if any, that would otherwise be payable if the participant had continued employment through the end of the Performance Period, based on actual performance. Such pro rata Awards, if any, will be payable at the same time Awards are payable to other participants, in accordance with Section 6 below.
6.           Payment of Awards.  Payment with respect to an Award will be distributed after the determination of actual performance and written certification by the Committee that the Performance Goal(s) with respect to an Award have been met.

With respect to the Chief Executive Officer, the Awards will be paid within a reasonable period of time after the Committee determines whether and to what extent the Performance Goal(s) were achieved, but no later than March 15 next following the end of the Performance Period for which an Award was earned.

With respect to participants other than the Chief Executive Officer, Awards will be paid in accordance with the following:

(i) 75% of the Award will be distributed within a reasonable period of time after the Committee determines whether and to what extent the Performance Goal(s) were achieved, but no later than March 15 next following the end of the Performance Period for which the Award was earned; and

(ii) 25% of the Award will be distributed within thirty (30) days after the end of the fiscal year following the Performance Period for which the Award was earned, provided the participant is employed by the Company on such date, but no later than March 15 next following the end of such fiscal year.

No Awards will be payable under this Plan for any Performance Period unless the applicable Performance Goal(s) have been achieved.

7.           Nonexclusive Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable and such arrangements may be either generally applicable or applicable only in specific cases.

8.           Nonassignability.  No Awards may be transferred, alienated or assigned other than by will or by the laws of descent and distribution.

9.           Amendment of Discontinuance.  The Plan may be amended or discontinued by the Committee without the approval of the Board.

10.           Effect of Plan.  Neither the adoption of the Plan nor any action of the Board or Committee shall be deemed to give any officer or employee any right to continued employment or any other rights.

11.           Effective Date of Plan.  The Plan shall take effect as of April 1, 2009.

12.           Withholding. The company shall have the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, country and local taxes (including the participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.

13.           Definitions.  For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)	“Award” means a cash incentive award made pursuant to this Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Company” means AVX Corporation, a Delaware corporation.

(e)	“Disability” means, with respect to any participant, an impairment which substantially limits the employee in a major life activity.

(f)	“Performance Goal(s)” means the Profit Before Taxes included in the Company’s annual budget accepted by the Committee for a Performance Period.

(g)	“Performance Period” means the fiscal year of the Company or such other period of time as is designated by the Committee during which the Performance Goal(s) are measured.

(h)	“Plan” means this 2009 AVX Corporation Management Incentive Plan as amended from time to time.

(i)	“Profit Before Taxes” means income before special, unusual, restructuring or extraordinary items and taxes as reported in the Company’s consolidated financial statements.

(j)
“Retirement” means, with respect to any participant, the participant’s retirement as an employee of the Company on or after reaching age 62, or as otherwise provided under a participant’s terms of employment governed by a separate agreement.

(k)
“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  The “Subsidiaries” means more than one of any such corporations.